Filed pursuant to Rule 424(b)(3)
Registration Nos. 333-126660
333-126660-01
333-126660-02
333-126660-03
333-126660-04

PROSPECTUS SUPPLEMENT
TO PROSPECTUS DATED APRIL 24, 2006

$600,000,000

8 3 / 4 % SENIOR SUBORDINATED NOTES DUE 2015

of

Warner Chilcott Corporation

RECENT DEVELOPMENTS

     We have attached to this prospectus supplement, and incorporated by reference into it, the Form 8-K Current Report of Warner Chilcott Holdings Company III, Limited dated June 29, 2006.

This prospectus supplement, together with the prospectus, is to be used by Credit Suisse Securities (USA) LLC and J.P. Morgan Securities Inc. in connection with offers and sales related to market making transactions in the Notes. Credit Suisse Securities (USA) LLC and J.P. Morgan Securities Inc. may act as principal or agent in such transactions. Such sales will be made at prices related to prevailing market prices at the time of sale.

Credit Suisse	JPMorgan

The date of this prospectus supplement is June 29, 2006

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C. 20549

Form 8-K

Current Report Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 23, 2006

Warner Chilcott Holdings Company III, Limited
(Exact name of registrant as specified in its charter)

Commission File Number: 333-126660

Bermuda	36215
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

100 Enterprise Drive
Rockaway, New Jersey 07866
(Address of principal executive offices, including zip code)

(973) 442-3200
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 8.01 Other Events.

On June 23, 2006, Warner Chilcott Company, Inc. (“WCCI”), a wholly owned subsidiary of Warner Chilcott Holdings Company III, Limited (“Holdings III”) issued a press release announcing its receipt of a Paragraph IV Certification Notice from Watson Laboratories, Inc. advising of the filing of an Abbreviated New Drug Application (“ANDA”) for the generic version of WCCI’s Loestrin® 24 Fe product. A copy of Holding III’s press release is filed as Exhibit 99.1 hereto and is incorporated by reference into this Item 8.01.

On June 29, 2006, WCCI announced that LEO Pharma, the owner of the patent for Dovonex®, received a Paragraph IV Certification Notice from Hi-Tech Pharmacal Co. Inc., as set forth in a press release, which is furnished as Exhibit 99.2 hereto and incorporated herein by reference. The Paragraph IV Certification Notice is in connection with the filing of an ANDA for the generic version of Dovonex®, which is exclusively marketed and sold by WCCI in the United States.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

99.1	Press Release issued June 23, 2006 by Warner Chilcott Company, Inc.
99.2	Press Release issued June 29, 2006 by Warner Chilcott Company, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WARNER CHILCOTT HOLDINGS COMPANY III, LIMITED

By:	/s/ Paul Herendeen

	Name:	Paul Herendeen
	Title:	Executive Vice President and Chief Financial Officer

Date: June 29, 2006

Exhibit 99.1

NEWS RELEASE

Warner Chilcott Announces Receipt of Paragraph IV Certification Notice

Fajardo, Puerto Rico – June 23, 2006 - Warner Chilcott Company, Inc. announced today that it has received a Paragraph IV Certification Notice from Watson Laboratories, Inc. advising of the filing of an Abbreviated New Drug Application (ANDA) for a generic version of LOESTRIN® 24 FE.

LOESTRIN 24 FE, which was launched by Warner Chilcott in April 2006, is the newest product in Warner Chilcott’s portfolio of oral contraceptives and is protected by U.S. patent No. 5,552,394 which expires in 2014.

Warner Chilcott is currently reviewing the detail of the Paragraph IV Notice letter from Watson and continues to have full confidence in its intellectual property protecting LOESTRIN 24 FE.

The Company

Warner Chilcott is a leading specialty pharmaceutical company focused on marketing, selling, developing and manufacturing branded prescription products in women’s healthcare and dermatology in the United States.

Forward Looking Statements

This press release contains forward-looking statements, including statements concerning our operations, our economic performance and financial condition, and our business plans and growth strategy and product development efforts. These statements constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The words “may,” “might,” “will,” “should,” “estimate,” “project,” “plan,” “anticipate,” “expect,” intend,” “outlook,” “believe” and other similar expressions are intended to identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates. These forward-looking statements are based on estimates and assumptions by our management that, although we believe to be reasonable, are inherently uncertain and subject to a number of risks and uncertainties.

The following represent some, but not necessarily all, of the factors that could cause actual results to differ from historical results or those anticipated or predicted by our forward-looking statements: our substantial indebtedness; competitive factors in the industry in which we operate; our ability to protect our intellectual property; a delay in qualifying our manufacturing facility to produce our products or production or regulatory problems with either third party manufacturers upon whom we may rely for some of our products or our own manufacturing facility; pricing pressures from reimbursement policies of private managed care organizations and other third party payors, government sponsored health systems, the continued consolidation of the distribution network through which we sell our products, including wholesale drug distributors and the growth of large retail drug store chains; the loss of key senior management or scientific staff; an increase in litigation, including product liability claims and patent litigation; government regulation affecting the development, manufacture, marketing and sale of pharmaceutical products, including our ability and the ability of companies with whom we do business to obtain necessary regulatory approvals; our ability to successfully complete the implementation of a company-wide enterprise resource planning system without disrupting our business; our ability to manage the growth of our business by successfully identifying, developing, acquiring or licensing and marketing new products, obtain regulatory approval and customer acceptance of those products, and continued customer acceptance of our existing products; and other risks detailed from time-to-time in our financial statements and other investor communications.

We caution you that the foregoing list of important factors is not exclusive. In addition, in light of these risks and uncertainties, the matters referred to in our forward-looking statements may not occur. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as may be required by law.

Contact

Paul Herendeen	Tel: +1 973-442-3200
Chief Financial Officer	email: pherendeen@wcrx.com

# # #

Exhibit 99.2

LEO Pharma

N E W S R E L E A S E
CONTACTS:

LEO Pharma
Adam Estrup	Tel: +45 72 26 23 53
Director, Corporate Communications	email: adam.estrup@leo-pharma.com

Warner Chilcott
Paul Herendeen	Tel: +1 973-442-3200
Executive Vice President	email: pherendeen@wcrx.com
And Chief Financial Officer

LEO Pharma and Warner Chilcott Announce Receipt of Paragraph IV
Certification Notice for Dovonex® Solution

Copenhagen, Denmark and Fajardo, Puerto Rico – 29 June 2006

LEO Pharma and Warner Chilcott Company, Inc. announced that LEO has received a Paragraph IV Certification Notice from Hi-Tech Pharmacal Co. Inc. advising of the filing of an Abbreviated New Drug Application (ANDA) for a generic version of DOVONEX® solution.

DOVONEX® solution, which is marketed and sold in the United States by Warner Chilcott, is protected by U.S. Patent No. 5,763,426 which expires in 2015 and U.S. Patent No. 4,866,048, which expires in 2007.

LEO and Warner Chilcott are currently reviewing the detail of the Paragraph IV Notice letter from Hi-Tech Pharmacal and LEO continues to have full confidence in its intellectual property protecting DOVONEX® solution.

LEO Pharma is a research based pharmaceutical company employing 3,300 people in more than 40 countries. Headquartered in Denmark, LEO Pharma is among the world’s leading companies in topical dermatology and parenteral treatment of thromboembolic disorders.

Read more on www.leo-pharma.com.

Warner Chilcott is a leading specialty pharmaceutical company focused on developing, manufacturing, marketing and selling branded prescription products in women’s healthcare and dermatology in the United States.

Warner Chilcott’s Forward Looking Statements

This press release contains forward-looking statements, including statements concerning our operations, our economic performance and financial condition, and our business plans and growth strategy and product development efforts. These statements constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The words “may,” “might,” “will,” “should,” “estimate,” “project,” “plan,” “anticipate,” “expect,” intend,” “outlook,” “believe” and other similar expressions are intended to identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates. These forward-looking statements are based on estimates and assumptions by our management that, although we believe to be reasonable, are inherently uncertain and subject to a number of risks and uncertainties.

The following represent some, but not necessarily all, of the factors that could cause actual results to differ from historical results or those anticipated or predicted by our forward-looking statements: our substantial indebtedness; competitive factors in the industry in which we operate; our ability to protect our intellectual property; a delay in qualifying our manufacturing facility to produce our products or production or regulatory problems with either third party manufacturers upon whom we may rely for some of our products or our own manufacturing facility; pricing pressures from reimbursement policies of private managed care organizations and other third party payors, government sponsored health systems, the continued consolidation of the distribution network through which we sell our products, including wholesale drug distributors and the growth of large retail drug store chains; the loss of key senior management or scientific staff; an increase in litigation, including product liability claims and patent litigation; government regulation affecting the development, manufacture, marketing and sale of pharmaceutical products, including our ability and the ability of companies with whom we do business to obtain necessary regulatory approvals; our ability to successfully complete the implementation of a company-wide enterprise resource planning system without disrupting our business; our ability to manage the growth of our business by successfully identifying, developing, acquiring or licensing and marketing new products, obtain regulatory approval and customer acceptance of those products, and continued customer acceptance of our existing products; and other risks detailed from time-to-time in our financial statements and other investor communications.

We caution you that the foregoing list of important factors is not exclusive. In addition, in light of these risks and uncertainties, the matters referred to in our forward-looking statements may not occur. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as may be required by law.